EXHIBIT 11.1

                           Cornell Corrections, Inc.
                Statement Re: Computation of Per Share Earnings
                    (in thousands except per share amounts)

                                                                                            Year Ended December 31,
                                                                                             1994             1995             1996
                                                                                          -------          -------          -------
Net loss ........................................................................         $  (600)         $  (989)         $(2,379)
                                                                                          =======          =======          =======
Shares used in computing loss per share:
   Weighted average common shares and common share equivalents ..................           2,923            3,188            4,228
   Less treasury shares .........................................................            --                (93)            (555)
   Effect of shares issuable under stock options
     and warrants based on the treasury stock method ............................             888              888              793
                                                                                          -------          -------          -------
                                                                                            3,811            3,983            4,466
                                                                                          -------          -------          -------
 Loss per share .................................................................         $ (0.16)         $ (0.25)         $ (0.53)
                                                                                          =======          =======          =======